[Larrowe & Company, P.L.C. Letterhead]

Post Office Box 760

Cranberry Office Park

104 Cranberry Road

Galax, Virginia 24333

276-238-1800

Fax 276-238-1801

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation into this registration statement on Form S-3 of our report dated January 17, 2004, except for Note 18, as to which the date is October 2, 2004, on our audits of Valley Financial Corporation and subsidiary as of December 31, 2003 and 2002 and for each of the years in the two year period ended December 31, 2003. We also consent to the references to our firm under the caption “Experts” in this Registration Statement.

/s/ Larrowe & Company, PLC
Galax, Virginia
November 8, 2004